Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Prospectus Supplement of Impac Mortgage Holdings, Inc. (the “Company”) related to the Registration Statement (Form S-3 No. 333-215199) and to the incorporation by reference therein of our reports dated March 9, 2017 with respect to the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting, both included in its Annual Report (Form 10-K) as of and for the year ended December 31, 2016 filed with the Securities and Exchange Commission.

/s/ Squar Milner LLP

Newport Beach, California
April 18, 2017